Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	(402) 963-1500
dmpleiss@west.com
West Corporation Completes Raindance Acquisition
and Updates 2006 Guidance
OMAHA, NE, April 6, 2006 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced it has completed the acquisition of Raindance Communications Inc. (NASDAQ: RNDC), a leader in integrated multimedia conferencing services and support. Raindance shareholders approved the acquisition on April 4. Pursuant to the merger agreement signed on February 6, 2006, West paid $2.70 per Raindance share in cash. Raindance will become part of West’s Conferencing Services segment, and Raindance products and services will be integrated into the InterCall suite of products.
“We are pleased to welcome Raindance employees and clients to InterCall,” said J. Scott Etzler, President of InterCall. “We look forward to the integration of the Raindance products and team and the enhancement of our product offering as a result of this combination.”
To finance the Intrado and Raindance acquisitions, West expanded its revolving credit facility to $800 million from $400 million. The Company will borrow approximately $600 million against its credit facility and have a total of approximately $760 million outstanding after funding acquisition costs. The current variable interest rate on the credit facility is 5.5 percent.
As a result of the closing of the Intrado and Raindance acquisitions, the Company now anticipates the following results for the year ended December 31, 2006. This guidance assumes no additional acquisitions or changes in the current operating environment.

Consolidated Financial Outlook

	Original (1)	Updated Guidance
Revenue	$1,650 - $1,700	$1,830 - $1,880
Operating Margin	16.5% - 17.0%	16.5% - 17.0%
Net Income	$150 - $160	$155 - $165
Cash Flow from Operations	$270 - $290	$315 - $335
Capital Expenditures	$75 - $85	$83 - $96
Financial Outlook by Segment

Revenue
	Original (1)	[Revised] (2)	Intrado	Raindance	Updated Guidance
Communication Services	$915 - $940	$910 - $930	$110 - $120	NA	$1,020 - $1,050
Conferencing Services	$490 - $515	$515 - $540	NA	$55 - $60	$570 - $600
Receivables Management	$235 - $250	$240 - $255	NA	NA	$240 - $255
Consolidated	$1,650 - $1,700	NA	NA	NA	$1,830 - $1,880

Operating
Margin
	Original (1)	Intrado	Raindance	Updated Guidance
Communication Services	12.0% - 13.0%	13.5% - 14.5%	NA	12.0% - 13.0%
Conferencing Services	21.5% - 22.5%	NA	16.0% - 18.0%	21.5% - 22.5%
Receivables Management	17.5% - 18.5%	NA	NA	18.0% - 20.0%
Consolidated	16.5% - 17.0%	NA	NA	16.5% - 17.0%
In millions, except margin

(1)	As issued on December 14, 2005

(2)	Revised outlook prior to Intrado and Raindance acquisitions

Conference Call
The company will hold a conference call to discuss updated 2006 guidance on Thursday, April 6 at 12:00 PM Eastern Time (11:00 AM Central Time). Investors may access the call at 800-374-0457 or by visiting the Investor section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the website.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of over 28,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.
This press release contains forward looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. In particular, the statements set forth above in “Outlook,” and the statements relating to integration and product enhancements expected from the Raindance acquisition, as well as the assumptions underlying or relating to such expectations, are forward-looking statements. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include West’s ability to integrate or achieve the objectives of the recently completed Intrado and Raindance acquisitions, West’s ability to complete future acquisitions, competition in West’s highly competitive industries, extensive regulation in many of West’s markets, West’s ability to recover on its charged-off consumer receivables, capacity utilization of West’s contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where West operates, the loss of any key clients, West’s ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of West’s forward flow contracts, the non-exclusive nature of West’s client contracts and the absence of any revenue commitments, the possibility of an emergency interruption to West’s data and contact centers, acts of terrorism or war, security or privacy breaches of West’s systems and databases, West’s ability to protect proprietary information or technology,

West’s ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commissions including West’s annual report on Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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